Exhibit 4.1 Advisory and Consulting Agreement

Number of Shares and Warrants
4.1(a)	9,600,000
4.1(b)	10,400,000
4.1(c)	3,000,000
4.1(d)	5,000,000
4.1(e)	5,000,000
4.1(f)	1,700,000
4.1(g)	240,000
4.1(h)	8,000,000
4.1(j)	900,000
Other	200,000

Total	44,040,000

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